                                                            EXHIBIT (c)(8)

                               LICENSE AGREEMENT


                     This LICENSE AGREEMENT (this "Agreement") is entered into as of the ____ day of May, 1997 by and between Jillian's Entertainment Corporation, a Florida corporation ("Licensor"), and Jillian's Billiard Club, Inc., a Massachusetts corporation ("Licensee").

                     WHEREAS, Licensor is the owner of the trademarks, service marks and trade names set forth on Schedule A hereto; and

                     WHEREAS, Licensee has been utilizing certain of these trademarks, service marks and trade names in connection with the operation, management and marketing of its billiard club currently located at 145 Ipswich Street in Boston, Massachusetts (such club at its current location, or at such other location within a two mile radius of its current location to which such club may be required to move, is hereinafter referred to as the "Boston Club") pursuant to an oral license agreement between Licensor and Licensee, and the parties now desire to enter into a new license agreement governing such use; and

                     WHEREAS, Licensee desires to continue to utilize such trademarks, service marks and trade names in connection with the operation, management and marketing of the Boston Club; and

                     WHEREAS, Licensee desires to obtain, and Licensor is willing to grant, a written license pursuant to which Licensee shall have the non-exclusive right and license to use the Marks in connection with the operation, management, and marketing of the Boston Club.

                     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:


1.  Definitions.  As used herein, the term:

                     "Advertising and Promotion" shall include, but shall not be limited to, any and all fliers, coupons,



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special events, contests, give-aways, incentives, signage, on-site displays, and any and all other advertisements, marketing and promotional materials relating to the Boston Club.

                     "Marks" shall mean the marks set forth on Schedule A hereto plus any variations thereon approved by Licensor pursuant to Section 5.4.

                     "Products" shall mean such tangible items as Licensee may, from time to time in its discretion, utilize or sell on the premises of the Boston Club, including but not limited to stationery, menus, napkins, match books, shirts, hats and other supplies and souvenirs.

                     "Services" shall mean those services as are provided to or consumed by patrons of the Boston Club on the premises of the Boston Club.

                     "Term" shall mean that period beginning at the Effective Time (as defined in the Agreement and Plan of Merger dated as of May [ ], 1997 by and among Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), Jillian's Entertainment Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Holdings, and Licensor) and continuing thereafter in perpetuity, unless earlier terminated pursuant to
Article 6 hereof or as a matter of law, or otherwise provided by written amendment hereto.


2.  Grant of License.

                     2.1. Subject to the terms and conditions hereof and during the Term, Licensor hereby grants to Licensee and Licensee hereby accepts a royalty-free, non-exclusive right and license to use the Marks solely in connection with the management, operation and marketing of the Boston Club, the Services, the Products and the Advertising and Promotion.

                     2.2. The license granted hereunder expressly includes the right to use the Marks as all or part of a corporate name during the Term, so long as the entity operating under such name conducts no business other than the management, operation and marketing of the Boston Club.


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                     2.3.  Licensee shall not sublicense the rights granted
hereunder to use the Marks. Licensee may, however, authorize sub-contract manufacturers to apply the Marks to Products in connection with their provision of such Products to Licensee.


3.  Representations and Warranties; Certain Covenants.

                     3.1. Licensor represents and warrants that it has the full right, power, and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein, and that this Agreement is its valid and binding obligation, enforceable against it in accordance with its terms.

                     3.2. Licensee represents and warrants that it has the full right, power, and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate the transactions contemplated herein, and that this Agreement is its valid and binding obligation, enforceable against it in accordance with its terms.

                     3.3. Licensee, at its expense, shall obtain all permits and licenses which may be required under any applicable federal, state or local law, ordinance, rule or regulation by virtue of any acts performed by Licensee in the performance of this Agreement.

                     3.4. The parties disclaim any representation, covenant, or warranty, express or implied, with respect to the validity, enforceability, registrability, or rights to use the Marks.

                     3.5. Licensee hereby agrees that, at all times while this Agreement is in effect, Licensee shall, unless otherwise consented to by Licensor in writing, operate its business under the name "Jillian's."


4.  Quality Standards.

                     4.1. Licensee acknowledges that the Marks have established valuable goodwill and reputation among consumers and that it is of great importance to each party


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that the high quality standards and reputation that Licensor and Licensee with
Licensor's approval (it being acknowledged that Licensee owned and licensed the Marks to Licensor until Licensee assigned the Marks to Licensor by an Assignment dated November 26, 1996) have established be maintained for the Marks as indicators of an upscale entertainment facility that features billiards. Accordingly, the use of the Marks in connection with, and the operation, management, marketing, promotion and appearance of, the Boston Club shall be in such manner as is consistent with the reputation and goodwill associated with the Marks which have been established in the operation, management, marketing, promotion and appearance of the billiard clubs operated under the Marks (the "Quality Standards"). It is acknowledged and agreed that the operation, management, marketing, promotion and appearance of the Boston Club prior to the date hereof satisfies the Quality Standards.

                     4.2. Licensee shall submit to Licensor for review from time to time, upon Licensor's reasonable request, representative samples of Advertising and Promotion, Products, and other materials bearing the Marks and shall permit Licensor and its representatives, upon reasonable notice, to enter in and upon the Boston Club to inspect the premises, experience the Services, examine the Products and review files, documents and reports reasonably related thereto; provided, however, that such entry shall not unreasonably interfere with the use, operation or management of the Boston Club and shall be consistent with applicable laws and regulations and the rights of patrons of the Boston Club. Licensee acknowledges that all inspections of Licensor are solely for the purpose of ascertaining compliance with the Quality Standards and not to ascertain Licensee's compliance with any federal, state or local law, regulation, rule, order, or code requirements with respect to the Boston Club. Licensor assumes no responsibility or liability to Licensee, its lenders, contractors, employees, patrons or others by reason of any inspection.

                     4.3. Licensee may sell or distribute Products or offer Services at the Boston Club, which were not being sold, distributed or offered in connection with the Boston Club as of the date hereof, or make changes in the Advertising and Promotion, business or appearance of the Boston Club from that in existence as of the date hereof


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("New Uses and Developments") so long as such New Uses and Developments are consistent with the Quality Standards. Licensor shall have the right and license, but not the obligation, to adopt such New Uses and Developments, on a royalty-free basis, in connection with any and all clubs it now or hereafter operates under the Marks. Licensor hereby acknowledges that Licensee shall have the right and license, but not the obligation, to adopt any similar developments by any of Licensor's clubs operated under the Marks ("Innovations"), at the Boston Club on a royalty-free basis. The rights and licenses set forth in this Section 4.3 shall be subject to such quality standards and rights of inspection as shall be necessary, in the reasonable business judgment of the licensor of such rights and licenses, to maintain the validity and enforceability of such rights and licenses.


5.  Ownership and Protection of Marks.

                     5.1. Licensee acknowledges that Licensor owns the Marks and the goodwill associated therewith and that use of any Mark by Licensee shall not create in Licensee's favor any ownership interest therein. Use of the Marks pursuant to this Agreement shall not vest in Licensee any title or right to continue such use.

                     5.2. Except for the license specifically provided herein to use the Marks, all rights in the Marks are reserved by Licensor. Licensee shall not, during the Term or thereafter: (a) challenge Licensor's title or rights in and to the Marks or the validity of the Marks in any jurisdiction or challenge the validity of the license granted hereunder, (b) contest the fact that Licensee's rights under this Agreement are solely those of a licensee and shall cease upon proper termination of this Agreement in accordance with its terms, or (c) use the Marks or any marks confusingly similar thereto in connection with any product, service, or business, or in any territory, other than to the extent permitted under this Agreement during the Term. Licensor hereby acknowledges that nothing in this Section 5.2 shall prohibit Licensee from contesting the validity of Licensor's termination of this Agreement under its terms.

                     5.3. Licensee shall not file or prosecute any trademark or service mark application or applications to


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register the Marks, whether alone or in combination with other words, except with the prior written approval of Licensor in the capacity of agent of Licensor, and in the name of Licensor.

                     5.4. Unless otherwise approved by Licensor, Licensee may only use the Marks as provided in Article 2 hereof and in accordance with the terms and conditions of this Agreement. Licensee shall not use or register any confusingly similar marks.

                     5.5. Licensee shall promptly notify Licensor in writing of any third-party uses which may be unauthorized, infringements, dilutions, or imitations of the Marks which come to Licensee's attention. Licensor shall have the sole initial right to take, and to determine whether or not to take, any action(s) it deems appropriate in its sole discretion with respect to any unauthorized use, infringement, dilution or imitation of the Marks, and Licensee shall fully cooperate with Licensor in connection with any such actions. Licensor may bring claims or suits in its own name, Licensee's name, or both, and Licensee agrees to join Licensor as a party thereto, upon request. If Licensor declines to take any action authorized under this Section 5.5, then Licensee may undertake such action, at Licensee's own expense; provided, however, that Licensee may not enter into any settlement or compromise or consent to the entry of any judgment which affects the Marks without Licensor's prior written approval. Notwithstanding Licensor's sole initial right to take any action with respect to any unauthorized use, infringement, dilution or imitation of the Marks, Licensee shall have the right to bear the expense of, and to receive the recovery from (but not to direct the taking of), any action taken in response to the unauthorized use, infringement, dilution or imitation of the Marks related to an establishment located within a five mile radius of the Boston Club. All recovery in the form of monetary damages or settlement shall belong to the party bearing the expense of bringing such claim or legal action.

                     5.6. Licensor hereby reserves the unilateral right, and Licensee hereby acknowledges Licensor's right, in the event of a change in ownership or control of Licensee, to modify the Quality Standards and other provisions of this Agreement as Licensor in good faith


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determines is necessary and advisable in light of the circumstances, to provide for (i) greater supervision by Licensor over the operation, management, marketing, promotion and appearance of the Boston Club and (ii) the adoption of New Uses and Developments and Innovations and the granting of cross-licenses with respect thereto. Licensor hereby acknowledges that it will not, in the event of a change in ownership or control of Licensee, require the payment by Licensee of any additional fees or royalties hereunder.


6.  Default and Termination.

                     6.1. Licensor shall have the right, but not the obligation, to terminate this Agreement upon 30 days' written notice:

                           (a)        if the Licensee discontinues the use
of the Marks for a continuous period of one year, unless such discontinuance results from an eminent domain proceeding or casualty beyond the control of Licensee which prevents Licensee from operating the Boston Club, in which case Licensor may terminate this Agreement upon 30 days' written notice if Licensee discontinues the use of the Marks for a continuous period of two years; or

                           (b)        if (i) the Licensee makes a general
assignment for the benefit of creditors or acknowledges that it cannot pay its debts as they become due; (ii) the Licensee's interest under this Agreement shall be taken on execution of a judgment; or (iii) the Licensee files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under such law is filed against Licensee and not dismissed within 90 days thereafter; or

                           (c)       if there is a change in ownership or
control of Licensee in violation of the provisions of the Option Agreement dated as of May [ ], 1997, by and among Licensor, Licensee, Steven Foster, The Foster Family Trust and Kevin Troy (the "Option Agreement"); or

                           (d)       if Licensee renounces this Agreement.



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                     6.2.  Licensor may terminate this Agreement if Licensee
commits a material violation of any of Sections 2.3, 4.1, 4.2, 4.3, 5.2, 5.3, 5.4, 5.5, 9 or 10 of this Agreement and fails to cure such default within 30 days of receipt of written notice from Licensor. Notwithstanding the foregoing, in the event that any such non-compliance shall not be remediable within such 30 day period then, provided that Licensee promptly commences and diligently pursues such remedial steps as are necessary, Licensee shall have such additional time as is necessary to effect such remedy. Licensor hereby acknowledges that the termination of any employee responsible for any such material violation shall be an adequate cure for such violation under this
Section 6.2, so long as such violation immediately ceases upon such employee's termination.

                     6.3. Licensee shall be obligated to immediately inform Licensor of any change of ownership or control of Licensee.

                     6.4. The rights of termination granted to the Licensor in this Article 6 shall be in addition to any other right or remedy that may otherwise be available to the Licensor.


7.  Effect of Termination.

                     7.1. Upon the termination of this Agreement, Licensee shall immediately: (i) change its corporate name to delete therefrom all references to or use of the Marks; (ii) cease all use of, and destroy or effectively remove, the Marks and all references thereto from the Boston Club, the Products, and any Advertising and Promotion (including, but not limited to, the cancellation of all Advertising and Promotion and the removal of the Marks from all signage and stationery, promotional, display, and other materials, and unsold, undistributed, or returned Products), and (iii) refrain from further use of or reference to the Marks, direct or indirect, or any other trademark, service mark, trade name, or logo that is confusingly similar to any of the Marks.

                     7.2. Upon the termination of this Agreement, all rights granted to Licensee hereunder, together with any interest in and to the Marks which Licensee may have


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acquired, shall forthwith, without further act or instrument, be assigned to and revert to Licensor. In addition, Licensee will execute any instruments requested by Licensor which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Licensor's rights to New Uses and Developments, adopted pursuant to Section 4.3 hereof, shall survive the termination of this Agreement in perpetuity, as shall Licensee's rights to Innovations adopted at the Boston Club pursuant to Section
4.3 hereof (not including those Innovations which require use of the name "Jillian's"), and the parties agree to enter into written royalty-free, world-wide, perpetual licenses relating to such continued use, effective upon termination.

                     7.3. Licensee acknowledges and admits that there would be no adequate remedy at law for its failure to cease use of the Marks upon proper termination of this Agreement in accordance with its terms. Licensee agrees that, in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary, preliminary, and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper including, but not limited to, actual, consequential, and exemplary damages.

                     7.4. Termination of this Agreement for any reason shall not affect those obligations, including obligations to indemnify set forth in
Article 8 hereof, which have accrued as of the date of termination.


8.  Indemnity.

                     8.1. Licensor does not assume any liability to Licensee or any third party with respect to the operation, management or marketing of the Boston Club, or with respect to the Services, Products or Advertising and Promotion. Licensee shall defend, hold harmless and indemnify Licensor, and its owners, employees and representatives, from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses (including, without limitation, all reasonable attorneys' fees) of any kind whatsoever (including, without limitation, those relating to actual or


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alleged death of or injury to person and damage to property) (collectively,
"Losses") actually or allegedly, directly or indirectly, arising or resulting in any way from or in connection with the operation, management or marketing of the Boston Club, the Services, Products, or Advertising and Promotion.

                     8.2. Licensee does not assume any liability to Licensor or any third party with respect to the operation, management or marketing of the billiard clubs operated by Licensor. Licensor shall defend, hold harmless and indemnify Licensee, and its owners, employees and representatives, from and against any and all Losses actually or allegedly, directly or indirectly, arising or resulting in any way from or in connection with the operation, management or marketing of the billiard clubs operated by Licensor.


9.  Insurance.

                     9.1. Licensee shall carry liability insurance providing protection in an amount deemed reasonably adequate by Licensor, covering all insurable risks relating to the Boston Club, the Services, the Products, the Advertising and Promotion and the operation of Licensee's business that are now, or hereafter become, customary to insure in the operation of similar businesses. Licensor shall be named in every such insurance policy as an additional insured. Licensee shall deliver to Licensor a copy of the certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability. Licensee's obligations under this Section 9.1 shall survive for a period of three years after the termination of this Agreement. Licensor hereby acknowledges that Licensee's current insurance policies, as set forth in the schedule of such policies delivered by Licensee to Licensor and dated May [ ], 1997, satisfy the provisions of this Section 9.1, provided that Licensor is added as an additional named insured to such policies in accordance with this Section 9.1.


10. Assignment.

                     10.1. This Agreement shall be binding upon and inure to the benefit of the successors and permitted


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assigns of the parties hereto. Licensor may freely assign the Marks, and may freely assign all of its rights, duties, and obligations hereunder to any entity to which the Marks, or the right to use the Marks, have been transferred, or to an affiliate of any such entity; provided that such assignee agrees in writing to be bound by all of the terms of this Agreement. However, the rights granted to Licensee hereunder are unique and personal in nature, and neither this Agreement nor any rights to use the Marks may be assigned, in whole or in part, by Licensee (including without limitation by operation of law) except (i) pursuant to a change in ownership or control of Licensee that is permitted under the Option Agreement or (ii) with Licensor's prior written consent. Any attempt by Licensee to transfer any of its rights or obligations under this Agreement, in violation of this Section 10.1, whether by merger, assignment, sublicense, or otherwise, shall constitute an event of default, but shall otherwise be null and void.


11. Miscellaneous.

                     11.1. Notices. All notices required to be given under this Agreement shall be in writing and shall be sent by hand, by facsimile, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, as follows:

If to Licensee:                Jillian's Billiard Club, Inc.
                               145 Ipswich Street
                               Boston, Massachusetts  02215
                               Attn: Kevin Troy

If to Licensor:                Jillian's Entertainment Corporation
                               727 Atlantic Avenue, Suite 600
                               Boston, Massachusetts  02111
                               Attn: Steven Foster

with copies to:                J.W. Childs Associates, L.P.
                               One Federal Street
                               Boston, Massachusetts  02110
                               Attn: Glenn Hopkins

or to such other person or place as may be designated by notice of one party to the other, and all notices shall be deemed effective when received. The attorney for any


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party may give notices under this Agreement on behalf of such party.

                     11.2. Governing Law. This Agreement is being executed and delivered in the Commonwealth of Massachusetts and shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

                     11.3. Captions. The captions and headings throughout this Agreement are for convenience and reference only, and they shall in no way be held or deemed to define, modify or add to the meaning, scope or intent of any provision of this Agreement.

                     11.4. No Waiver. No assent, expressed or implied, by the Licensor or the Licensee, to any breach of or default in any term, covenant or condition which this Agreement requires to be performed or observed by the other party shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term, covenant or condition hereof.

                     11.5. Severability. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by a final or unappealable order, decree or judgment of any court, this Agreement shall be construed as if it did not contain such phrases, sentences, clauses or paragraphs.

                     11.6. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

                     11.7. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any person or entity, other than the parties hereto and their authorized successors and assigns, any rights or remedies under or by reason of this Agreement.

                     11.8. Supplemental Agreements. Licensor and Licensee shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other actions necessary to make this Agreement fully and legally effective, binding and enforceable as between


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them and as against third parties. Failure to execute such supplemental agreements shall not affect the validity of this Agreement and this Agreement shall continue to be a valid and binding obligation of the parties hereto irrespective thereof.

                     11.9. No Oral Modification. This Agreement may not be modified, amended, surrendered or changed, except by a written instrument signed by the parties hereto.

                     11.10. Relationship Between Parties. Nothing herein contained shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

                     11.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

                     11.12. Not an Interest in Real Estate. Licensor and Licensee agree that it is not the intention of the parties to this Agreement to convey or create an interest in real property. Neither party shall have the right to record this Agreement without obtaining the prior written consent of the other party hereto.




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                     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement or caused the same to be executed under seal by a duly authorized officer as of the date first above written.

                                      JILLIAN'S BILLIARD CLUB, INC.


                                      By:
                                         --------------------------------
                                          Name:  Steven L. Foster
                                          Title:

                                      JILLIAN'S ENTERTAINMENT
                                      CORPORATION


                                      By:
                                         --------------------------------
                                          Name:  Daniel M. Smith
                                          Title: President and Chief
                                                  Operating Officer

                                   SCHEDULE A

                            Schedule of Trademarks,
                         Service Marks and Trade Names


1.         U.S. Registrations:

           Mark               Reg. No.        Int. Class     Reg. Date
           ----               --------        ----------     ---------
           "Jillian's"        1,625,291       41, 42         11/27/90


2.         U.S. Pending Applications:

           None.



3.         State Registrations:

           None.



4.         State Pending Applications:

           None.



5.         Unregistered Marks:

           None.



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